Exhibit 3.2
Amendment No. 2 to the

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATATIONS
OF
SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
of
DECISIONPOINT SYSTEMS, INC.

DECISIONPOINT SYSTEMS, INC., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that:

First:           The name of the Corporation is DecisionPoint Systems, Inc.

Second:    The Certificate of Designation of Preferences, Rights and Limitations of Series A Cumulative Convertible Preferred Stock of the Corporation was filed with the Secretary of State on July 15, 2011 and Amendment No. 1 thereto was filed on December 20, 2012.

Third:   Section 5 of the Certificate of Designation is hereby amended and restated as follows:

Section 5.     Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation (“Liquidation”), the Holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to $4.00 per share plus any accrued and unpaid dividends thereon before any distribution or payment shall be made to the holders of any Common Stock or hereinafter issued preferred stock other than with respect to the Series B Cumulative Convertible Preferred Stock and/or the Series C Cumulative Convertible Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock.  Upon any Liquidation, and after full payment as provided in this Section, the remaining assets of the Corporation shall be available to be distributed to all holders of the Common Stock and other preferred stock of the Corporation.

Fourth: The foregoing Amendment of the Certificate of Designation was duly authorized by the Board of Directors of the Corporation and by the written consent of the holders of a majority of the shares of Series A Cumulative Convertible Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on behalf of the Corporation this 8th day of November, 2013.

DECISIONPOINT SYSTEMS, INC.

By:	/s/ Nicholas Toms
Name: Nicholas Toms
Chief Executive Officer

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